Exhibit 4.19

AI Cloud Platform Service Contract

Contract number:

Party A: Customer F

Legal representative:

Address:

Party B: Shanghai Xiao-i Robot Technology Co., Ltd.

Legal representative: Yuan Hui

Address: 7th Floor, No. 398, Lane 1555, Jinsha Jiangxi Road, Jiading District, Shanghai

Special statement: This agreement is legally negotiated and entered into by both parties on an equal and voluntary basis. The terms of the contract are a true representation of the intentions of both parties.

Special statement: This agreement is legally negotiated and entered into by both parties on an equal and voluntary basis, and all contract terms are a true expression of both parties’ intentions.

According to relevant laws and regulations such as the Civil Code of the People’s Republic of China, Party B hereby provides Party A with core artificial intelligence products and super automated cloud platform services. After consultation, both parties hereby agree to the relevant matters.

Agreed as follows:

Article 1、 Service content

1. Service Content: Party B shall provide Party A with core artificial intelligence products and super automation cloud platforms (including three sub platforms: artificial intelligence core technology platform, application support core platform, and artificial intelligence super automation platform). Please refer to Annex 1 “AI Cloud Platform Service Contract Quotation Form” for details.

Article 2、 Quality standards/guarantees:

1. The artificial intelligence core products and super automated cloud platform services of Party B must comply with the provisions of this contract if the quality requirements and main technical parameters do not meet the requirements stipulated in this contract, Party A has the right to refuse to accept them; Unless Party A expressly agrees in writing to accept.

2. During the service period of artificial intelligence core products and super automated cloud platforms, Party B shall comply with the provisions of this agreement and provide platform services in accordance with relevant regulations of Party B.

Article 3、 Rights guarantee:

The second party shall ensure that the first party is using the artificial intelligence core products and super automated cloud platform provided by the second party. The service is not subject to third-party accusations of infringement of its ownership, patent rights, trademark rights, industrial design rights, etc.

Article 4、 Service period:

1. Service period: From July 1, 2022 to June 30, 2023.

2. Both parties hereby confirm that upon the expiration of the service period of this contract, it will automatically be renewed for one year, limited to two years. Unless otherwise agreed by both parties, no other terms or conditions of this contract shall be changed during the automatic renewal period.

Article 5、 Objection period:

If Party A has any objections to matters related to artificial intelligence core products and super automation cloud platform services, Party A shall notify Party B in writing within seven working days after the signing and effectiveness of this contract. Party B shall be responsible for resolving the matter within three working days. If Party A fails to raise objections within the time limit, it shall be deemed as artificial intelligence core products and super automation Cloud platform is qualified.

Article 6、 Service fees and payments

1. During the service period of the artificial intelligence core product and super automation cloud platform in this contract, the monthly service fee is RMB 5200000 (in words five million two hundred thousand yuan), and the total received amount is RMB 62400000 (in words sixty-two million four hundred thousand yuan). Please refer to Annex 1 “AI Cloud Platform Service Contract Service” for specific details

Quotation Table

2. Settlement method: Monthly payment.

3. The invoice shall be issued by Party B to Party A in accordance with national regulations, with an equal value-added tax rate of [6%]

Tickets.

4. The bank account information of Party B is as follows: [ ]

Article 7、 Other obligations of Party B

1. The second party has the right to lawfully provide and deliver the artificial intelligence core products and super automated cloud platform services under this contract to the first party. The services provided by the second party under this contract do not infringe on the legitimate rights and interests of any third party, especially not infringing on the intellectual property rights of any third party.

2. During the service period of artificial intelligence core products and super automated cloud platforms, Party B shall provide Party A with assign specialized technical personnel to provide necessary technical support to Party A in accordance with the provisions of this contract.

3. During the service period, Party B shall regularly provide Party A with safety training related to the service.

4. Unless otherwise agreed in writing by Party B, Party A shall not make any modifications to the artificial intelligence core products and super automation cloud platform provided by Party B. Any modifications made by Party A to Party B’s artificial intelligence core products and super automation cloud platform may result in the artificial intelligence core products and super automation cloud platform being modified. The inability to operate normally, other legal consequences, and any losses caused to Party B as a result shall be borne by Party A.

Article 8、 Other obligations of Party A

1. The first party shall prepare the environment, personnel, and other necessary conditions for system trial operation in accordance with the technical requirements of the artificial intelligence core products and super automation cloud platform notified by the second party in advance to ensure the smooth reception of the artificial intelligence core products and super automation cloud platform services. Otherwise, any delay in receiving goods or installation and debugging caused by this shall be avoided. The responsibility shall be borne by Party A. 2. During the service period, Party A shall strictly comply with relevant national laws, administrative regulations, and management rules, and promise not to use the artificial intelligence core products and super automated cloud platforms and services provided by Party B for any illegal purposes. We will not engage in illegal activities such as fraud, harassment, pornography, terrorism, or endangering national security and social stability.

3. The first party shall be responsible for the authenticity, accuracy, and legality of the information released using the artificial intelligence core products and super automated cloud platforms and services provided by the second party. It shall not publish or disseminate harmful information, and shall not scatter it disseminate illegal, unhealthy, reactionary and other information.

Article 9、 Claim:

1. If the artificial intelligence core products and super automated cloud platform services provided by Party B do not comply with the provisions of this contract, Party B shall promptly repair or take other remedial measures until the conditions stipulated in the contract are met. Otherwise, Party A has the right to claim compensation from Party B for the actual direct economic losses caused to Party A.

2. If Party B fails to respond within 10 days after Party A issues a claim notice, the claim shall be deemed to have been accepted by Party B. If the claim is accepted by Party B or deemed as accepted by Party B, and Party B fails to pay the claim amount within 30 days of Party A’s notice of claim or a longer period agreed by Party A, Party A will never deduction of the claim amount from the contract price paid.

3. If Party A fails to make payment on time, a penalty of 0.03% of the unpaid portion of the contract amount shall be paid for each day of delay. Before Party A makes payment, Party B has the right to stop Party A from using artificial intelligence core products and super automation cloud platforms and stop related services. If Party A delays payment for more than 60 days beyond the specified date in this contract, Party B has the right to terminate this contract and request Party A to stop using this artificial intelligence core product and super automation cloud platform and stop related services. In addition, Party A shall also pay Party B a penalty of 30% of the total contract amount.

4. If Party A violates the provisions of this contract by using artificial intelligence core products and super automated cloud platforms, Party B has the right to immediately terminate the contract unilaterally, stop Party A from using the artificial intelligence core products and super automated cloud platforms as stipulated in this contract, and stop related services. All consequences and responsibilities arising from this shall be borne by Party A . Party A shall bear the economic losses caused to Party B as a result (including but not limited to the amount of administrative penalties imposed on Party B, the amount of claims made by third parties to Party B, and the legal fees, investigation fees, litigation fees, etc. incurred by Party B for safeguarding rights) . The cost shall be fully compensated by Party A.

Article 10、 The use and ownership of artificial intelligence core products and super automated cloud platforms:

1. The end users of the software in this contract are limited to Party A, and the authorized license is a non exclusive and non transferable use license. If Party A needs to increase the user license, a supplementary agreement shall be signed after reaching a separate agreement with Party B. Without the written consent of Party B, Party A shall not translate, export, sell, rent, lend or transfer the contract software in any form other than for archival purposes, or provide sublicenses, information network transmission, etc

Delivered to other parties for use.

2. The second party owns the copyright of the artificial intelligence core products and super automation cloud platform in this contract, and any document related to the artificial intelligence core products and super automation cloud platform belongs to the second party. Without the permission of Party B, Party A shall not translate, decompose, modify, decompile, disassemble, reverse engineer, or attempt to export program source code from the artificial intelligence core products and super automation cloud platform in whole or in part. Otherwise, it shall be considered a serious infringement and Party B shall be paid a penalty equivalent to 100% of the total contract amount, If the liquidated damages are not sufficient to compensate for the losses, Party B shall also bear all losses caused to Party B as a result (including but not limited to direct economic losses suffered by Party B, expected benefits losses, reputation losses, third-party compensation, as well as legal fees and litigation fees incurred)

Notarization fees and other rights protection fees).

3. The first party guarantees that if this contract is terminated or terminated, or if the service term of this contract expires, the first party shall terminate the use of the artificial intelligence core products and super automation cloud platform related to the subject matter of this contract, and shall provide all documents related to the artificial intelligence core products and super automation cloud platform provided by the second party or improved by the first party to the second party, The first party shall unload any stored and recorded data related to artificial intelligence. All software related to core products and super automated cloud platforms. Otherwise, Party A shall pay the service fee to Party B according to the quotation in this contract.

Article 11、 Termination of contract for breach of contract

1. After one party issues a breach notice, if the other party fails to correct any of the following breach behaviors. The contracting party may issue a written notice of breach to the defaulting party, terminating all or part of the contract:

(1) If one party fails to deliver the part within the period specified in the contract or any extension allowed by the other party divide or pay for all products/contract payments.

(2) One party has reasonable reasons to believe that the other party cannot deliver/pay as agreed.

(3) Either party fails to fulfill any other obligations under the contract.

2. During the service period of this contract, if Party A unilaterally terminates the performance of this contract without the consent of Party B, or if this contract is terminated/terminated due to Party A’s reasons, Party A shall pay Party B one month’s fee for artificial intelligence core products and super automation cloud platforms as a penalty. If the penalty is insufficient to compensate for Party B’s losses, Party A shall compensate Party B Party losses.

3. If either party is unable or temporarily unable to fulfill all or part of its contractual obligations due to the following reasons, they shall not be responsible: floods, fires, earthquakes, droughts, wars, or any other events that cannot be anticipated, controlled, avoided, or overcome at the time of signing the contract. However, the party affected by force majeure shall notify the other party of the occurrence of the event as soon as possible, and shall send the proof of the force majeure event issued by the relevant agency to the other party within 15 days after the occurrence of the event. If the impact of the force majeure event exceeds 120 days, both parties shall negotiate the contract matters related to the continuation or termination of performance.

Article 12、 The handling method for temporary contract disputes:

If a dispute arises, it shall be resolved through friendly consultation between both parties, or in accordance with the Civil Code of the People’s Republic of China, etc. The relevant regulations request the people’s court with jurisdiction in the place where the defendant is located to resolve it through litigation channels.

Article 13、 Components of the contract

All attachments and related clarification confirmation letters (if any) to this contract are an integral part of this contract.

Article 14、 Confidentiality

Both parties promise that their respective directors, senior management, employees, and authorized representatives will not disclose information related to this contract to any third party, and will only use such information for the purpose of negotiating, entering into, and performing this contract, and will not use it for their own interests or the interests of any third party. Both parties agree that a violation of this clause will cause incalculable losses to the other party. Therefore, if either party violates the confidentiality obligation stipulated in this article, it shall pay the other party twenty percent (20%) of the total amount of this contract as a penalty. The confidentiality period starts from the effective date of this contract and ends on the date when the confidential information of this contract becomes public information or the other party agrees in writing to disclose it. When required by law, relevant governments, or regulatory agencies to unilaterally disclose confidential information, both parties agree that the above confidentiality obligations no longer apply, but the scope of disclosure shall be strictly in accordance with the law and policies. The scope required to be disclosed by the government or regulatory agencies is limited.

Article 15、 Notification

1. During the validity period of this agreement, if there are changes in laws, regulations, policies, or if either party loses the qualification and/or ability to perform this agreement, which affects the performance of this agreement, the other party shall be notified within a reasonable time obligations of all parties.

2. The parties to this agreement agree that any notice related to this agreement shall be valid only if delivered in writing. Written forms include but are not limited to: fax, express delivery, email, and email. The above notice shall be deemed to have been delivered at the following time: sent by fax, on the day on which the fax was successfully sent and received by the recipient; By express delivery or sent by a dedicated person, on the date the recipient receives the notice; Sent by registered email, 7 working days after dispatch working day; Sent by email, delivery is considered as soon as the email is successfully sent.

Article 16、 Any matters not covered in this contract shall be supplemented separately by both parties.

Article 17、 This contract is made in duplicate and shall come into effect immediately after being stamped by both parties. One copy for Party A and one copy for Party B, with equal effect.

(There is no text below)

(This page has no text and is the contract signing page)

Party A (seal): Customer F

Legal representative or authorized representative:

Unit address:

Date: June 27, 2022

Party B (seal): Shanghai Xiao-i Robot Technology Co., Ltd.

Legal representative or authorized representative:

Unit address:

Date: June 27, 2022